Exhibit 99.1

News Release
Graham Corporation 20 Florence Avenue Batavia, NY 14020
IMMEDIATE RELEASE
Graham Corporation Announces Record Quarterly Orders of $35 Million for the Fourth Quarter Fiscal 2008; Increases Fiscal 2009 Revenue Guidance
•	Fourth quarter year-over-year orders increased 32%; fiscal year 2008 orders were $107 million

•	Updates fiscal year 2009 revenue to grow by 15% to 20% with gross margins in upper 30’s%
BATAVIA, NY, April 3, 2008 – Graham Corporation (AMEX: GHM) announced today that orders for the fourth quarter of fiscal year 2008, which ended March 31, 2008, were $35 million, a 32% increase compared with the third quarter of fiscal 2008 and a 29% increase compared with the fourth quarter of fiscal 2007. Record orders for the fourth quarter contributed to a record fiscal year for Graham with total orders of $107 million compared with $86.5 million in fiscal 2007.
James R. Lines, Graham’s President and Chief Executive Officer, commented, “We had exceptionally strong bookings in the fourth quarter. There was excellent diversity in geography and markets for the large projects booked in the fourth quarter. Significant orders were received from Saudi Arabia, China, Canada and the United States and are for projects ranging from oil refineries, oil sands and petrochemical plants to alternative fuels operations and power generation facilities. We continue to be optimistic about the outlook for the markets and industries that we serve and the long-term strength of our bookings pipeline.”
Fiscal 2008 revenue is expected to be in the $85 to $86 million range, slightly higher than the upper end of the previously announced $80 to $85 million range. Gross margin is anticipated to be in the high-30% range for fiscal 2008.
Mr. Lines noted, “Because of the level of orders received in the fourth quarter, we have measurably improved visibility into fiscal 2009 and the strength of the industries we serve. We expect fiscal year 2009 revenue to grow 15% to 20% year-over-year, which is higher than our earlier guidance of expected growth in the 10% to 15% range. Of note, the quality of the orders in our backlog is excellent which supports higher than anticipated gross margins of upper 30’s percent to near 40%. We continue to implement productivity enhancements in both engineering and manufacturing to expand our capacity to meet the strong demand for our products. We will also continue to strategically use domestic and foreign outsourced manufacturing where appropriate to enable us to ship product and meet our customers’ needs.”
ABOUT GRAHAM CORPORATION
With world-renowned engineering expertise in vacuum and heat transfer technology, Graham Corporation is a designer, manufacturer and global supplier of ejectors, pumps, condensers, vacuum systems and heat exchangers. For over 70 years, Graham has built a reputation for top quality, reliable products and high-standards of customer service. The principal markets for Graham’s equipment, sold either as components or complete system solutions, are the petrochemical, oil refining and electric power generation industries, including cogeneration and geothermal plants. Graham equipment can also be found in diverse applications, such as metal refining, pulp and paper processing, ship-building, water heating, refrigeration, desalination, food processing, pharmaceuticals, heating, ventilating and air conditioning.
Graham’s reach spans the globe. Its equipment is installed in facilities from North and South America to Europe, Asia, Africa and the Middle East. More information regarding Graham can be found at its website:
www.graham-mfg.com
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Graham Corporation Announces Record Quarterly Orders of $35 Million for the Fourth Quarter Fiscal 2008;
Increases Fiscal 2009 Revenue Guidance
April 3, 2008
Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to certain risks, uncertainties and assumptions. These risks and uncertainties, which are more fully described in Graham’s Annual and Quarterly Reports filed with the Securities and Exchange Commission, include but are not limited to Graham’s ability to successfully execute the contract, that the estimated value of the production contract will be realized, customer preferences and changes in market conditions in the industries in which Graham operates and its ability to achieve its announced goals and objectives. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material aspects from those currently anticipated.

For more information contact:
J. Ronald Hansen, Vice President Finance and CFO	Deborah K. Pawlowski, Kei Advisors LLC
Phone: (585) 343-2216	Phone: (716) 843-3908
Email: rhansen@graham-mfg.com	Email: dpawlowski@keiadvisors.com
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